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                            ADMINISTRATION AGREEMENT



         AGREEMENT made as of August [ ], 2003 by and between Technology Investment Capital Corp., a Maryland corporation (hereinafter referred to as the "Corporation"), and BDC Partners, LLC, a Delaware limited liability company, (hereinafter referred to as the "Administrator").

                              W I T N E S S E T H:

         WHEREAS, the Corporation is a newly formed specialty finance company that intends to elect to become a business development company under the Investment Company Act of 1940 (hereinafter referred to as the "Investment Company Act");

         WHEREAS, the Corporation desires to retain the Administrator to provide administrative services to the Corporation in the manner and on the terms hereinafter set forth;

         WHEREAS, the Administrator is the managing member of BDC Management Company, LLC, the Corporation's investment adviser (the "Adviser"); and

         WHEREAS, the Administrator is willing to provide administrative services to the Corporation on the terms and conditions hereafter set forth.

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Corporation and the Administrator hereby agree as follows:

1.       Duties of the Administrator

         (a) Employment of Administrator. The Corporation hereby employs the Administrator to act as administrator of the Corporation, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Directors of the Corporation, for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such employment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below. The Administrator and such others shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Corporation in any way or otherwise be deemed agents of the Corporation. It is understood and agreed that the Administrator is acting hereunder for its own separate account and not as the managing member of the Adviser.

         (b) Services. The Administrator shall perform (or arrange for the performance of) the administrative services necessary for the operation of the Corporation. Without limiting the generality of the foregoing, the Administrator shall provide the Corporation with office facilities, equipment, clerical, bookkeeping and record keeping services at such facilities and such other services as the Administrator, subject to review by the Board of Directors of the Corporation,


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shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Corporation, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the Directors of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Corporation as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, provide any advice or recommendation relating to the securities and other assets that the Corporation should purchase, retain or sell or any other investment advisory services to the Corporation. The Administrator shall be responsible for the financial and other records that the Corporation is required to maintain and shall prepare reports to stockholders, and reports and other materials filed with the Securities and Exchange Commission. In addition, the Administrator will assist the Corporation in determining and publishing the Corporation's net asset value, overseeing the preparation and filing of the Corporation's tax returns, and the printing and dissemination of reports to stockholders of the Corporation, and generally overseeing the payment of the Corporation's expenses and the performance of administrative and professional services rendered to the Corporation by others.

2.       Records

         The Administrator agrees to maintain and keep all books, accounts and other records of the Corporation that relate to activities performed by the Administrator hereunder and, if required by the Investment Company Act, will maintain and keep such books, accounts and records in accordance with that Act. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records which it maintains for the Corporation shall at all times remain the property of the Corporation, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Corporation pursuant to Rule 31a-1 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

3.       Confidentiality

         The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information pursuant to Regulation S-P of the Securities and Exchange Commission, shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to


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be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

4.       Allocation of Costs and Expenses

         In full consideration of the provision of the services of the Administrator, the Corporation shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities hereunder. The Administrator shall not be entitled to any additional compensation hereunder.

         The Corporation will bear all costs and expenses that are incurred in its operation and transactions and not specifically assumed by the Adviser, pursuant to that certain Investment Advisory Agreement, dated as of August [ ], 2003 by and between the Corporation and the Adviser. Costs and expenses to be borne by the Corporation include, but are not limited to, those relating to: organization and offering; calculating the Corporation's net asset value; effecting sales and repurchases of shares of the Corporation's common stock and other securities; investment advisory fees; fees payable to third parties relating to, or associated with, making investments (in each case subject to approval of the Corporation's Board of Directors); transfer agent and custodial fees; federal and state registration fees; all costs of registration and listing the Corporation's shares on any securities exchange; federal, state and local taxes; independent Directors' fees and expenses; costs of proxy statements, stockholders' reports and notices; fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs such as printing, mailing, long distance telephone, staff, independent auditors and outside legal costs; and all other expenses incurred by the Corporation or the Administrator in connection with administering the Corporation's business, including payments under this Agreement, based upon the Corporation's allocable portion of the Administrator's overhead in performing its obligations under this Agreement, including rent.

5.       Limitation of Liability of the Administrator; Indemnification

         The Administrator (and its officers, agents, employees, controlling persons, members, manager and any other person or entity affiliated with the Administrator) shall not be liable to the Corporation for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement, and the Corporation shall indemnify the Administrator (and its officers, agents, employees, controlling persons, members, manager and any other person or entity affiliated with the Administrator) (collectively, the "Indemnified Parties") and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Corporation or its security holders) arising out of or otherwise based upon the performance of any of the Administrator's duties or obligations under this Agreement or otherwise as administrator for the Corporation. Notwithstanding the preceding sentence of this Paragraph 5 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Corporation or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or


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gross negligence in the performance of the Administrator's duties or by reason of the reckless disregard of the Administrator's duties and obligations under this Agreement.

6.       Activities of the Administrator

         The services of the Administrator to the Corporation are not to be deemed to be exclusive, and the Administrator and each affiliate is free to render services to others. It is understood that directors, officers, employees and stockholders of the Corporation are or may become interested in the Administrator and its affiliates, as officers, members, managers, employees, partners, stockholders or otherwise, and that the Administrator and officers, members, managers and employees of the Administrator and its affiliates are or may become similarly interested in the Corporation as stockholders or otherwise.

7.       Duration and Termination of this Agreement

         This Agreement shall become effective as of the date hereof, and shall remain in force with respect to the Corporation for two years thereafter, and thereafter continue from year to year, but only so long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Corporation and (ii) a majority of those Directors who are not parties to this Agreement or "interested persons" (as defined in the Investment Company Act) of any such party.

         This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Directors of the Corporation, or by the Administrator, upon 60 days' written notice to the other party; provided, that if and so long as the Corporation seeks to qualify as a "venture capital operating company," as defined in the U.S. Department of Labor's Plan Asset Regulation, 29 C.F.R. ss.2510.3-101, then this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Directors of the Corporation upon 30 days' written notice to the Administrator. This Agreement may not be assigned by a party without the consent of the other party.

8.       Amendments of this Agreement

         This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.

9.       Governing Law

         This Agreement shall be construed in accordance with laws of the State of New York and the applicable provisions of the Investment Company Act, if any. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, if any, the latter shall control.

10.      Entire Agreement

         This Agreement contains the entire agreement of the parties and supercedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.


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11.      Notices

         Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.



         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.



                                Technology Investment Capital Corp.

                                By:
                                    -------------------------------------
                                    Name:  Jonathan Cohen
                                    Title: President and Chief Executive Officer



                                BDC Partners, LLC

                                By:
                                    -------------------------------------
                                    Name:  Jonathan Cohen
                                    Title: Managing Member


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